Exhibit 99.1

DBGI Announces 1-for-25 Reverse Stock Split Effective August 22, 2023

AUSTIN, Texas, August 21, 2023 /PRNewswire/ -- Digital Brands Group, Inc. ("we", "us", "DBG" or the "Company") (NASDAQ: DBGI), a curated collection of luxury lifestyle, digital-first brands, announced today that it will effect a 1-for-25 reverse stock split (“Reverse Stock Split”) of its common stock, par value $0.0001 per share (“Common Stock”), that will become effective on August 22, 2023, at 12:01 a.m., Eastern Time, pursuant to the vote of its shareholders on August 21, 2023. DBG’s Common Stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the existing symbol “DBGI” and will begin trading on a split-adjusted basis when the market opens on August 22, 2023. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 25401N 408.

Additional information about the Reverse Stock Split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on July 19, 2023 (and as amended on July 21, 2023), a copy of which is also available on the Company's Investor Relations page.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Company Contact

Digital Brands Group, Inc.

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047

Related Links

https://www.digitalbrandsgroup.co

https://ir.digitalbrandsgroup.co